Exhibit 99.1

Contacts: Gary M. Jacobs Chief Financial Officer Chem Rx Corporation 516-889-8770	Amy Glynn/Ashleigh Barreto The Ruth Group 646-536-7017 aglynn@theruthgroup.com abarreto@theruthgroup.com

CHEM RX CORPORATION ENTERS SHORT-TERM FORBEARANCE AGREEMENTS WITH LENDERS

LONG BEACH, N.Y., May 1, 2009 – Chem Rx Corporation (OTC Bulletin Board: CHRXE, CHRXU, CHRXW), a leading provider of institutional pharmacy services, today announced that it has signed 45-day forbearance agreements with the requisite lenders under its two primary credit facilities. Per the agreements, lenders under the two credit facilities forebear from exercising certain rights and remedies until June 15, 2009. The Company intends to use the forbearance period to continue to negotiate appropriate waivers or amendments to its credit facilities with the lenders.

As previously announced, the Company was in technical violation of three financial covenants under its credit facilities and has not paid its default interest. The covenants require the Company to maintain specified ratios of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges and total debt, and restrict the amount of capital expenditures. The lenders have agreed to forbear from exercising their remedies based on these defaults and any potential defaults related thereto. Chem Rx has not filed its Form 10-K for the year ended December 31, 2008 and the Company expects that it will not file its Form 10-Q due May 15, 2009. Chem Rx intends to file all required forms to the SEC in a timely manner following resolution on the credit facilities.

Jerry Silva, Chairman and Chief Executive Officer, commented, “The agreements signed today provide all parties involved with additional flexibility as we work together to resolve the defaults. Specifically, the 45-day forbearance gives our lenders adequate time to complete their reviews. During this time, we intend to continue active discussions with the lenders and their advisors. We remain committed to reaching a satisfactory solution that is in the best interest of all involved parties.”

Gary Jacobs, Chief Financial Officer, added, “We continue to make all required principal and interest payments under our credit facilities, other than certain default interest. Furthermore, through the ongoing implementation of our strategic growth initiatives, we are generating the cash we need to pay our vendors and other operating obligations. We remain confident that we will reach a favorable outcome with respect to the defaults.”

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx annually provides over six million prescriptions to more than 71,000 residents of more than 470 institutional facilities. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

Certain statements within this press release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: an ability to reach agreement with lenders to resolve current violations under credit agreements; difficulties in compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.